Exhibit 99.1

ZAYO GROUP TO ACQUIRE FIBERGATE

Dark Fiber Provider has 650 Route Miles of Dense Fiber Network in Washington, D.C. Metro Area

LOUISVILLE, CO and ALEXANDRIA, VA – June 5, 2012 – Zayo Group announces it has executed a definitive agreement to acquire FiberGate, Inc., a Washington, D.C. metro area provider of Dark Fiber services. The FiberGate acquisition adds 130,000 fiber miles to Zayo’s metro network in and around the nation’s capital. The current FiberGate network also includes 315 on-net buildings and two recently completed expansions to Frederick and Baltimore, Maryland.

“The Washington, D.C. / Northern Virginia area is a uniquely important geography for government, data centers and Internet connectivity,” says Dan Caruso, Chief Executive Officer of Zayo Group. “The combination of AboveNet’s and FiberGate’s networks will create an extensive fiber footprint in this strategic bandwidth corridor.”

“I am proud of the business we have built including great customer relationships and an extensive fiber network,” says Bill Boyle, CEO of FiberGate, who co-founded the business in 1995 and has been CEO from inception. “Government has long been our sweet spot, but in recent years we have broadened our reach to carriers and enterprises.”

Dark Fiber is FiberGate’s only product and the network covers one geographic region – Baltimore, suburban Maryland, Washington, D.C. and Northern Virginia. FiberGate’s record keeping, particularly on their fiber routes and inventory, are among the best that Zayo has seen in its 19 acquisitions. “The simplicity of FiberGate’s business model combined with its excellent inventory data makes it a straightforward business to integrate,” emphasized Caruso.

The transaction, subject to customary approvals, will be funded from cash on hand and is expected to close by the end of the third quarter, 2012. Zayo previously announced its agreement to acquire AboveNet which is anticipated to close this summer.

Waller Capital Partners served as the exclusive financial advisor to FiberGate on the transaction.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is a national provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national and fiber-to-the-tower networks. Zayo’s network assets include approximately 45,700 route miles, covering 42 states plus Washington, D.C. Additionally, Zayo has approximately 5,400 buildings on-net, 440 Points-of-Presence (POPs), 2,300 cell towers on-net, and over 93,000 billable square feet of colocation space. In March 2012, Zayo announced its intent to acquire AboveNet, a leading provider of high bandwidth connectivity solutions. Zayo was recently named one of the Denver-area’s Fastest Growing Private Companies by the Denver Business Journal.

About FiberGate

Headquartered in Alexandria, VA, privately owned FiberGate, Inc. (www.fibergate.net) is the only provider of just dark fiber services in the D.C. metropolitan and Baltimore area. FiberGate has been providing dark fiber services to the federal government for almost 17-years and has expanded our clientele to include large enterprise customers and carriers. The footprint touches on over 315-buildings (key government sites, carrier hotels, data centers, cell towers and enterprise buildings) and 650 route miles encompassing key routes. FiberGate has developed local fiber optic backbones along strategic routes in Baltimore, Howard, Montgomery, Prince Georges, and Frederick Counties in Maryland, Washington, D.C., and the City of Alexandria, Loudoun, Fairfax, and Arlington Counties in Northern Virginia. Our customers realize the value and cost effective scalability by leasing dark fiber and managing their own electronics. A wide range of customers utilizes the footprint in the Washington, D.C. area, for their secured communication networks for high-speed requirements.

For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

+1.866.695.3629

pr@jaymiescotto.com